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                                                                    EXHIBIT 23.1








                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
SignalSoft Corporation:

We consent to incorporation by reference in the registration statement (No. 333-54412) on Form S-8 of SignalSoft Corporation of our report dated February 2, 2001, relating to the consolidated balance sheets of SignalSoft Corporation and subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K, of SignalSoft Corporation.




                                            KPMG LLP


Boulder, Colorado
March 29, 2001